Media Contact: Michael Polzin, 847-315-2920	http://news.walgreens.com
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FOR IMMEDIATE RELEASE

Walgreen Co. Reports Fiscal 2014 First Quarter Results

●
Adjusted first quarter earnings per diluted share increase 24.1 percent to 72 cents, compared with adjusted earnings per diluted share of 58 cents in year-ago quarter; GAAP earnings per diluted share increase 66.1 percent to 72 cents compared with 43 cents in last year’s first quarter

●	GAAP and adjusted net earnings in this year’s quarter include the positive impact of 7 cents per diluted share attributable to a deferred tax adjustment applicable to Alliance Boots
●
Adjusted first quarter earnings increase 24.4 percent to $688 million, compared with adjusted earnings of $553 million in year-ago quarter; GAAP earnings increase 68.3 percent to $695 million compared with $413 million in last year’s first quarter

●
First-quarter sales reach record $18.3 billion as comparable store front-end sales increase 2.4 percent and retail prescription market share increases 50 basis points compared with year-ago quarter to 19.4 percent

●
Strong focus on cost management limits adjusted selling, general and administrative expense dollar growth to 0.4 percent compared with the year-ago quarter; GAAP SG&A dollar growth decreases 0.4 percent compared with last year’s first quarter

DEERFIELD, Ill., Dec. 20, 2013 – Walgreen Co. (NYSE: WAG) (Nasdaq: WAG) today announced earnings and sales results for the first quarter of fiscal year 2014 ended Nov. 30.

Net earnings determined in accordance with generally accepted accounting principles (GAAP) for the fiscal 2014 first quarter were $695 million, a 68.3 percent increase from $413 million in the year-ago quarter. Net earnings per diluted share for the quarter increased 66.1 percent to 72 cents, compared with 43 cents per diluted share in the year-ago quarter.

Adjusted fiscal 2014 first quarter net earnings were $688 million, a 24.4 percent increase from $553 million in the same quarter a year ago. Adjusted net earnings per diluted share for the quarter increased 24.1 percent to 72 cents, compared with 58 cents per diluted share in the year-ago quarter. This year’s adjusted first quarter results exclude the negative impact of 6 cents per diluted share in acquisition-related amortization, 4 cents per diluted share from the quarter’s LIFO provision, 3 cents per diluted share in Alliance Boots related tax and 2 cents per diluted share in other acquisition related costs. Also excluded is the positive impact of 17 cents per diluted share in fair value adjustments and amortization related to the company’s warrants to purchase AmerisourceBergen’s common stock. In addition, as Walgreens positions itself to operate on a global platform in connection with its option to acquire the remaining equity interest in Alliance Boots and its strategic partnership with AmerisourceBergen, it is assessing various steps to optimize its assets and cost structure. Initiatives implemented in the fiscal 2014 first quarter resulted in a 2 cents per diluted share negative impact excluded from adjusted results.

GAAP and adjusted net earnings in this year’s quarter include the positive impact of 7 cents per diluted share attributable to a deferred tax adjustment resulting from a reduction to the U.K. corporate tax rate applicable to Alliance Boots, which was enacted in July 2013.

Last year’s adjusted first quarter results exclude the negative impact of 6 cents per diluted share in acquisition-related amortization, 4 cents per diluted share from the quarter’s LIFO provision, 3 cents per diluted share in costs related to Hurricane Sandy, and 2 cents per diluted share in other acquisition related costs.

“Given the continued soft economy, we were generally satisfied with our top-line growth where we increased both traffic and sales for the quarter as well as our pharmacy market share,” Walgreens President and CEO Greg Wasson said. “However, the year-over-year negative impact related to generics, including the significant shift in the generic wave from a peak a year ago to a trough this quarter as well as our strategic decision to make meaningful promotional investments in our daily living business, affected our margins for the quarter. That said, by continuing our strong focus on managing our expenses, we were able to continue growing gross profit dollars faster than costs during the quarter.”

Alliance Boots contributed 14 cents per diluted share to Walgreens first quarter 2014 adjusted results, including 7 cents per diluted share attributable to the deferred tax adjustment described above. The company estimates that the accretion from Alliance Boots in the second quarter of fiscal 2014 will be an adjusted 7 to 8 cents per diluted share. This estimate does not include amortization expense, the impact of AmerisourceBergen warrants or one-time transaction costs, and reflects the company’s current estimates of IFRS to GAAP conversion and foreign exchange rates.

The combined synergies for Walgreens and Alliance Boots in the first quarter were approximately $107 million.

FINANCIAL HIGHLIGHTS

Sales

First quarter sales increased 5.9 percent from the prior-year quarter to a record $18.3 billion. Front-end comparable store sales (those open at least a year) increased 2.4 percent in the first quarter, customer traffic in comparable stores increased 0.2 percent and basket size increased 2.2 percent, while total sales in comparable stores increased 5.4 percent.

Prescription sales, which accounted for 64.7 percent of sales in the quarter, increased 7.3 percent, while prescription sales in comparable stores increased 7.2 percent. The company filled a record 213 million prescriptions in the quarter, an increase of 5.8 percent over last year’s first quarter. Prescriptions filled in comparable stores increased 5.5 percent in the quarter. The company exceeded by 2.9 percentage points the prescription growth rate of the rest of the industry during the same period as reported by IMS Health. As of Nov. 30, Walgreens increased its retail prescription market share 50 basis points from a year ago to 19.4 percent, also as reported by IMS Health on a 30-day adjusted basis.

Gross Profit and SG&A

         GAAP total gross profit dollars in the first quarter increased $53 million, or 1.0 percent, compared with the year-ago quarter, with gross profit margins decreasing 1.3 percentage points versus the year-ago quarter to 28.1 as a percentage of sales. Adjusted gross profit dollars increased $61 million, or 1.2 percent, compared with the year-ago first quarter.

The decrease in GAAP margins was driven primarily by fewer new generic drugs entering the market compared with the year-ago quarter. Front-end margins were lower as the company made meaningful promotional investments throughout the quarter to drive store traffic. The LIFO provision was $58 million in this year’s first quarter versus $55 million last year.

            GAAP selling, general and administrative expense dollars decreased $19 million or 0.4 percent compared with the year-ago quarter. New store expenses added 1.3 percentage points to SG&A expenses in the quarter, costs associated with optimizing the company’s cost structure and asset base added 0.4 percentage point, and comparable store expense added 0.3 percentage point. These expenses were offset by lower headquarters and acquisition related costs of 1.2 percentage points and 0.3 percentage point, respectively. In addition, Hurricane Sandy costs in the prior year’s quarter were 0.9 percentage point. Adjusted selling, general and administrative expense dollars increased $17 million, or 0.4 percent, compared with the year-ago quarter.

In the first quarter, the company opened or acquired 84 net new drugstores compared with 128 in the year-ago quarter.

The company generated operating cash flow of $133 million in the first quarter compared with $601 million in the year-ago quarter. The decrease was primarily the result of the timing of working capital changes associated with the company’s transition to AmerisourceBergen.

Milestones and Looking Ahead

Other company highlights in advancing Walgreens three key strategies in the first quarter include:

Creating the Well Experience

●	Opening or converting 87 Well Experience stores to bring the total to 600.
●	Processing 70 percent of front-end sales in November through the Balance® Rewards loyalty program, which totals 74 million active members.
●	Completing its acquisition of certain assets of Kerr Drug’s retail drugstores and specialty pharmacy business.
●	Opening in Evanston, Ill., what the company believes will be the nation’s first net zero energy retail store. The store is anticipated to produce energy equal to or greater than it consumes.

     Transforming Community Pharmacy

●	Filling a record 213 million prescriptions in the quarter.
●	Administering 6.7 million immunizations in the quarter, compared with 5.0 million immunizations in the year ago period.
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Taking the next step in Theranos and Walgreens planned national rollout of Theranos Wellness Centers by opening two new centers at Walgreens stores in the Phoenix area. A Theranos Wellness Center also is located at a Walgreens store in Palo Alto, Calif.

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Expanding on a unique collaboration with Johns Hopkins Medicine with the opening of a new Walgreens store adjacent to the JHM campus. Walgreens also is providing initial funding for the new Brancati Center for the Advancement of Community Care, which will develop and test new models of collaborative care to improve the health of communities using the unique skills of pharmacists, nurse practitioners and others.

●	Receiving accreditation for its Healthcare Clinics at select Walgreens stores nationwide from the Accreditation Association for Ambulatory Health Care (AAAHC).
●
Receiving the American Hospital Association’s (AHA) exclusive endorsement of Walgreens Well Transitions® for the program’s push for greater medication adherence. The innovative, coordinated care program aimed at improving medication adherence has demonstrated reductions in hospital readmission rates by helping patients better understand prescription therapies during and after discharge.

     Establishing an Efficient Global Platform

●	Successfully beginning implementation on Sept. 1 of a 10-year agreement with AmerisourceBergen for pharmaceutical distribution.
●
Launching several Boots product brands, including No7, across Walgreens stores in the Phoenix market. Previously, three other Boots product brands were launched nationally in Walgreens stores, including No7 Men, Mark Hill Salon Professional and Indeed Laboratories.

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Advancing Walgreens and Alliance Boots joint vision with the appointment of Richard Ashworth as healthcare director, Health & Beauty U.K. and Republic of Ireland, for Alliance Boots. Previously, Ashworth was Walgreens corporate operations vice president for the western United States. In addition, Walgreens advanced its digital strategy by naming current President of E-commerce Sona Chawla as president of digital and chief marketing officer.

“In the second quarter, we will be taking further steps to balance front-end sales and margin,” said Wasson. “In terms of pharmacy margin, we expect the effect of the trough in the generic wave to be similar to the first quarter while moderating during the balance of the fiscal year. We also expect our results related to seasonal flu next quarter to reflect comparisons to the same period last year, which was one of the most active flu seasons in the last 15 years. We will continue our sharp focus on expense management as we address the challenging environment, and we expect to realize the synergies from our strategic partnership consistent with our previously stated goal.”

As of Nov. 30, 2013, Walgreens operated 8,681 locations in all 50 states, the District of Columbia, Puerto Rico, Guam and the U.S. Virgin Islands. The company has 8,200 drugstores nationwide including Duane Reade stores, 142 more than a year ago. Walgreens also operates worksite health and wellness centers, infusion and respiratory service facilities, specialty pharmacies and mail service facilities. Its Take Care Health Systems subsidiary manages more than 750 in-store convenient care clinics and worksite health and wellness centers. Walgreens e-commerce business includes Walgreens.com, drugstore.com, Beauty.com, SkinStore.com and VisionDirect.com.

Walgreens will hold a one-hour conference call to discuss the first quarter results beginning at 8:30 a.m. Eastern time today, Dec. 20. The conference call will be simulcast through Walgreens investor relations website at: http://investor.walgreens.com. A replay of the conference call will be archived on the website for 12 months after the call. A podcast also will be available on the investor relations website.

The replay also will be available from 11:30 a.m. Eastern time, Dec. 20 through Dec. 27 by calling 855-859-2056 within the U.S. and Canada, or 404-537-3406 outside the U.S. and Canada, using replay code 12973672.

Cautionary Note Regarding Forward-Looking Statements.  Statements in this release that are not historical, including, without limitation, estimates of future financial and operating performance, including the amounts and timing of future accretion and synergies, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "expect," "likely," "outlook," "forecast,” "would," "could," "should," "can," "will," "project," "intend," "plan," "goal," “target,” "continue," "sustain," "synergy," "on track," "believe," "seek," "estimate," "anticipate," "may," "possible," "assume," variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to, those relating to our commercial agreement with AmerisourceBergen, the arrangements and transactions contemplated by our framework agreement with AmerisourceBergen and Alliance Boots and their possible effects, the Purchase and Option Agreement and other agreements relating to our strategic partnership with Alliance Boots, the arrangements and transactions contemplated thereby and their possible effects, the parties' ability to realize anticipated synergies and achieve anticipated financial results, the risks associated with transitions in supply arrangements, the risks associated with international business operations, the risks associated with governance and control matters in minority investments, whether the option to acquire the remainder of the Alliance Boots equity interest will be exercised and the financial ramifications thereof, the risks associated with equity investments in AmerisourceBergen including whether the warrants to invest in AmerisourceBergen will be exercised and the financial ramifications thereof, changes in vendor, payer and customer relationships and terms, changes in network participation, the implementation, operation and growth of our customer loyalty program, changes in economic and market conditions, competition, risks associated with new business areas and activities, risks associated with acquisitions, joint ventures and strategic investments, the ability to realize anticipated results from capital expenditures and cost reduction initiatives, outcomes of legal and regulatory matters, and changes in legislation or regulations. These and other risks, assumptions and uncertainties are described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K, which is incorporated herein by reference, and in other documents that we file or furnish with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Except to the extent required by law, Walgreens does not undertake, and expressly disclaims, any duty or obligation to update publicly any forward-looking statement after the initial distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

Please refer to the supplemental information presented below for reconciliations of the non-GAAP financial measures used in this release to the most comparable GAAP financial measure and related disclosures.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
(UNAUDITED)
(In Millions, Except Per Share Amounts)

	Three Months Ended
	November 30,	November 30,
	2013	2012

Net sales	$18,329	$17,316
Cost of sales (1)	13,177	12,217
Gross Profit	5,152	5,099
Selling, general and administrative expenses	4,379	4,398
Equity earnings in Alliance Boots	151	4
Operating Income	924	705

Interest expense, net	41	37
Other income	225	-
Earnings Before Income Tax Provision	1,108	668
Income tax provision	404	255
Net Earnings	704	413
Net earnings attributable to noncontrolling interests	9	-
Net Earnings Attributable to Walgreen Co.	$695	$413
Net earnings per common share attributable to Walgreen Co.:
Basic	$.73	$.44
Diluted	$.72	$.43

Dividends declared	$.3150	$.2750

Average shares outstanding	949.3	945.3
Dilutive effect of stock options	12.2	5.9
Average Diluted Shares	961.5	951.2

	Percent of Sales

Net sales	100.0%	100.0%
Cost of sales	71.9	70.6
Gross Margin	28.1	29.4
Selling, general and administrative expenses	23.9	25.4
Equity earnings in Alliance Boots	0.8	-
Operating Income	5.0	4.0

Interest expense, net	0.2	0.2
Other income	1.2	-
Earnings Before Income Tax Provision	6.0	3.8
Income tax provision	2.2	1.4
Net Earnings	3.8	2.4
Net Earnings attributable to noncontrolling interests	-	-
Net Earnings Attributable to Walgreen Co.	3.8%	2.4%

(1) Fiscal 2014 first quarter includes a LIFO provision of $58 million versus $55 million in the previous year.

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	November 30,	November 30,
	2013	2012
Assets
Current Assets:
Cash and cash equivalents	$969	$1,829
Accounts receivable, net	2,727	2,264
Inventories	7,729	7,821
Other current assets	297	248
Total Current Assets	11,722	12,162
Non-Current Assets:
Property and Equipment, at cost, less accumulated depreciation and amortization	12,351	12,110
Equity investment in Alliance Boots	6,439	6,112
Alliance Boots call option	856	876
Goodwill	2,491	2,404
Other non-current assets	2,622	1,595
Total Non-Current Assets	24,759	23,097
Total Assets	$36,481	$35,259
Liabilities and Equity
Current Liabilities:
Short-term borrowings	$571	$1,316
Trade accounts payable	4,762	4,821
Accrued expenses and other liabilities	3,210	3,028
Income taxes	278	155
Total Current Liabilities	8,821	9,320

Non-Current Liabilities:
Long-term debt	4,501	5,069
Deferred income taxes	778	559
Other non-current liabilities	2,325	1,932
Total Non-Current Liabilities	7,604	7,560

Equity	20,056	18,379

Total Liabilities and Equity	$36,481	$35,259

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WALGREEN CO. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED AND SUBJECT TO RECLASSIFICATION)
(In Millions)

	Three Months Ended November 30,
	2013	2012

Cash flows from operating activities:
Net earnings	$704	$413
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation and amortization	332	313
Change in fair value of warrants and related amortization	(225)	-
Deferred income taxes	129	30
Stock compensation expense	21	20
Earnings in equity method investments	(151)	(4)
Other	94	43
Changes in operating assets and liabilities -
Accounts receivable, net	(74)	(98)
Inventories	(815)	(698)
Other current assets	(12)	14
Trade accounts payable	97	389
Accrued expenses and other liabilities	(232)	(15)
Income taxes	190	194
Other non-current assets and liabilities	75	-
Net cash provided by operating activities	133	601

Cash flows from investing activities:
Additions to property and equipment	(364)	(336)
Proceeds from sale of assets	14	10
Business and intangible asset acquisitions, net of cash received	(243)	(471)
Purchases of short term investments held to maturity	(19)	-
Proceeds from short term investments held to maturity	19	-
Investment in AmerisourceBergen	(290)	-
Other	(42)	(12)
Net cash used for investing activities	(925)	(809)

Cash flows from financing activities:
Net proceeds from issuance of debt	-	4,000
Payments of long-term debt	-	(3,000)
Stock purchases	(205)	(50)
Proceeds related to employee stock plans	173	45
Cash dividends paid	(298)	(260)
Other	(15)	5
Net cash (used for) provided by financing activities	(345)	740

Changes in cash and cash equivalents:
Net (decrease) increase in cash and cash equivalents	(1,137)	532
Cash and cash equivalents at beginning of year	2,106	1,297
Cash and cash equivalents at end of period	$969	$1,829

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WALGREEN CO. AND SUBSIDIARIES SUPPLEMENTAL INFORMATION (UNAUDITED)
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)

The following information provides reconciliations of the supplemental non-GAAP financial measures, as defined under SEC rules, presented in this press release to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States (GAAP). The company has provided these non-GAAP financial measures in the press release, which are not calculated or presented in accordance with GAAP, as supplemental information and in addition to the financial measures that are calculated and presented in accordance with GAAP.  These supplemental non-GAAP financial measures are presented because management has evaluated the company’s financial results both including and excluding the adjusted items and believes that the supplemental non-GAAP financial measures presented provide additional perspective and insights when analyzing the core operating performance of the Company’s business from period to period and trends in the company’s historical operating results.  These supplemental non-GAAP financial measures should not be considered superior to, as a substitute for or as an alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release.

	Three months ended
	November 30,	November 30,
	2013	2012
Net earnings attributable to Walgreen Co. (GAAP)	$695	$413
Acquisition-related amortization	58	59
LIFO provision	37	34
Alliance Boots related tax add-back	28	-
Acquisition-related costs	16	23
Organizational efficiency costs	15	-
Hurricane Sandy costs	-	24
Increase in fair market value of warrants	(161)	-
Adjusted net earnings attributable to Walgreen Co.	$688	$553

Net earnings per common share – diluted (GAAP)	$0.72	$0.43
Acquisition-related amortization	0.06	0.06
LIFO provision	0.04	0.04
Alliance Boots related tax add-back	0.03	-
Acquisition-related costs	0.02	0.02
Organizational efficiency costs	0.02	-
Hurricane Sandy costs	-	0.03
Increase in fair market value of warrants	(0.17)	-
Adjusted net earnings per common share – diluted	$0.72	$0.58

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	Three months ended
	November 30, 2013	November 30, 2012
Gross profit (GAAP)	$5,152	$5,099
LIFO provision	58	55
Organizational efficiency costs	5	-
Adjusted gross profit	$5,215	$5,154
Adjusted gross profit growth	1.2%

Selling, general and administrative expenses (GAAP)	$4,379	$4,398
Acquisition-related amortization	70	74
Acquisition-related costs	25	37
Organizational efficiency costs	19	-
Hurricane Sandy costs	-	39
Adjusted selling, general and administrative expenses	$4,265	$4,248
Adjusted selling, general and administrative expenses growth	0.4%

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